EXHIBIT 11.1

                               FRESH AMERICA CORP.
                       COMPUTATION OF PER SHARE EARNINGS*
                    (In thousands, except per share amounts)

                                                              QUARTER ENDED
                                                           MARCH 29,   MARCH 28,
                                                             1996        1997
                                                          ----------  ----------
Net income applicable to common and common
  equivalent shares ....................................  $      348  $      945
                                                          ==========  ==========
Weighted average common shares outstanding .............       3,611       3,731

Effect of stock options and warrants ...................         218         199
                                                          ----------  ----------
Weighted average common and common
  equivalent shares ....................................       3,829       3,930
                                                          ==========  ==========
Net income per common and common equivalent
  share - fully diluted ................................  $     0.09  $     0.24
                                                          ==========  ==========

*    Earnings per share are presented on a fully diluted basis.